MANAS Petroleum Corp.

MANAS Petroleum Corp.
Bahnhofstr. 9
CH-6341 Baar

MANAS Petroleum Corp. • Bahnhofstr. 9 • CH-6341 Baar

Telefon 0041-(0)44-7181030
Telefax 0041-(0)44-7181039
e-Mail info@manaspete.com

Baar, ~~22. Juni~~ 2010
22. Jul. 10

Termination Agreement

This agreement dated as of 21 Jul. ,2010 between Erik Herlyn (the "first party") and Manas Petroleum Corp. (the "second party").

Whereas the employment agreement of June 25th, 2007 (the "Original Agreement") entered into by the parties is for the employment of Erik Herlyn as Chief Executive Officer.

And whereas the parties wish to terminate the Original Agreement;

Now therefore in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The Original Agreement is hereby terminated.
2. This agreement shall ensure to the benefit of and be binding upon the respective heirs, executors, administrators and assigns of each of the parties hereto.
3. This agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.
4. Erik Herlyn will continue to act as a member of the board of Manas Petroleum Corp., subject to appointment by the shareholders

Erik Herlyn hereby releases and forever discharges Manas Petroleum Corporation, its employees, directors and officers from any and all liability or cause of action arising out of the Original Agreement or his employment with Manas Petroleum Corporation.

"Erik Herlyn"
First Party

"Heinz Scholz"
Second Party